EXHIBIT 3.1

   ARTICLES OF INCORPORATION

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4620
(775) 684-5708
Website:  www.nvsos.gov

Articles of Incorporation (PURSUANT TO NRS CHAPTER 78)	Filed in the Office of Ross Miller, Secretary of State, State of Nevada Document Number 20100591772-74 Filing Date and Time 08/03/2010 7:40 AM Entity Number E0382402010-5

1.  Name of Corporation:     FUEL TECHNOLOGY PRODUCTS, INC.

2.  Registered Agent for Service of Process Commercial Registered Agent:
Commercial Registered Agent
CORPORATE SERVICES OF NEVADA

3.  Authorized Stock:     100,000,000 common shares par value .001
                                                100,000 preferred shares par value .001

4.  Names and Addresses of Board of Directors –  Donald Rackemann, 204 Spear Street, Carson City, Nevada  89703
                                                                                         William M. Marcel, 204 Spear Street, Carson City, Nevada 89703

5.  Purpose:       Any legal purpose.

6.  Name and Address of Signature of Incorporator -  /s/ Don Harmer, 502 N. Division Street, Carson City, Nevada 89703

7.  Certificate of Acceptance of Appointment of Registered Agent - s/ Don Harmer for COROPRATE SERVICES OF NEVADA

AMENDMENT TO ARTICLES OF INCORPORATION

CERTIFICATE of DESIGNATION

(Special Preferred Stock)
William M. Marcel and Donald J. Rackemann each certify that they are the President and Secretary, respectively, of FUEL TECHNOLOGY PRODUCTS, INC., a Nevada Corporation (hereinafter referred to as the “Corporation” or the “Company”); that, pursuant  to the Corporation’s Articles of Incorporation, and Nevada General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions on August 10, 2010, at which time none of   the special preferred stock had been issued.

1.
Creation and design of special preferred stock:   As of August 10, 2010, the Company created a series of preferred stock consisting of one hundred thousand  (100,000) shares and designated as the “special preferred stock,” having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below. Each share of special preferred stock has a face value of $.001 per share (the “Par Value”).

2.	Dividends. Special preferred stock shall not be eligible to receive any dividend or distribution of any kind or character.

3.	Voting Rights. Special preferred stock shall have two hundred (200) votes per share thus compares to common stock that has only one (1) vote per share.

4.
Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the special preferred stock shall have the same rights as common stock. Special preferred shares shall have no preference over common stock.

5.
Conversion.  The holders of the special preferred stock shall have the right to convert special preferred stock to common stock.  Each share of preferred stock shall convert to 200 shares of common stock.

6.	Optional redemption.

a.
For a period of one year from the issuance, the Company shall have the right to redeem any or all of the outstanding shares of special preferred stock at a per share redemption price (the” redemption price”) equal to $10.00.

b.	No sinking fund shall be established for the special preferred stock.

c.
The holder of any shares of special preferred stock that are redeemed shall not be entitled to receive payment of the redemption price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of special preferred stock, and (ii) transfer instrument(s) satisfactory to the Company and sufficient to transfer such shares of special preferred stock to the Company free of any adverse interest.

d.
At the close of business on the date any shares of special preferred stock are to be redeemed, such shares shall (provided the redemption price of such shares has been paid or properly provided for) be deemed to cease to be outstanding and all rights of any person other than the Company in such share shall be extinguished on such date for such shares except for the right to receive the redemption price, without interest, for such shares in accordance with the provisions of this section six subject to applicable escheat laws.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of special preferred stock to be duly executed by its president and attested to by its secretary  this 10th  day of August, 2010.

/S/ William H. Marcel
William H. Marcel, President

/s/ Donald J. Rackemann
Donald J. Rackemann, Secretary